October 29, 2008	CONTACT:
Elizabeth Wilkinson Phone: 281-408-1329

EAGLE ROCK ENERGY PARTNERS, L.P. DECLARES A CASH DISTRIBUTION OF $.41 PER UNIT FOR THE THIRD QUARTER 2008 AND ANNOUNCES THIRD QUARTER 2008 EARNINGS RELEASE DATE AND CONFERENCE CALL INFORMATION

HOUSTON – Eagle Rock Energy Partners, L.P. (NASDAQ GS:EROC) (“Eagle Rock” or the “Partnership”) today declared a cash distribution of $0.41 per unit for the quarter ended September 30, 2008. The distribution, which equates to $1.64 per unit on an annualized basis, will be paid November 14, 2008 to all unitholders of record as of November 7, 2008, excluding those unitholders who hold the four million common units issued on October 1, 2008 pursuant to the closing of Eagle Rock’s Millennium acquisition. As announced previously, the four million common units issued in the Millennium acquisition are not eligible to receive Eagle Rock’s third quarter distribution, but will begin receiving Eagle Rock’s regular quarterly distributions, as and when declared and paid by Eagle Rock, starting with the distribution for the fourth quarter of 2008.

Joseph A. Mills, chairman and chief executive officer, said, “Despite another record quarter of financial results, which includes our first full-quarter financial impact from the Permian Basin assets acquired in our Stanolind acquisition closed on April 30, 2008, we believe that in the current credit environment it is prudent for the Partnership to retain a greater percentage of our distributable cash flow to fund capital expenditures in future quarters. Therefore, we are maintaining our distributions at the current annualized rate of $1.64 per common unit."

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

The Partnership also announced today it will report third quarter 2008 financial results after the market closes for trading on Tuesday, November 4, 2008. A third quarter earnings call will be held at 9 a.m. CT (10 a.m. ET) on Wednesday, November 5, 2008. Interested parties may listen live over the Internet or via telephone.  To listen live over the Internet, log on to the Partnership's Web site at www.eaglerockenergy.com. To participate by telephone, the call in number is 888-713-4215, confirmation code 15166443. Investors are advised to dial into the call at least 15 minutes prior to the call to register.  Participants may pre-register for the call by using the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few moments and you may pre-register at any time, including up to and after the call start. To pre-register, please click https://www.theconferencingservice.com/prereg/key.process?key=PNJYTT6CL. (Due to its length, this URL may need to be copied/pasted into your internet browser’s address field. Remove the extra space if one exists.) An audio replay of the conference call will also be available for seven days by dialing 888-286-8010, confirmation code 23540278. In addition, a replay of the audio webcast will be available by accessing the Partnership's Web site after the call is concluded.

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

This news release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership's actual results to differ materially from those implied or expressed by the forward-looking statements. For a detailed list of the Partnership's risk factors and a discussion of risks, please consult the Partnership's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007 and the Partnership’s subsequent quarterly filings on Form 10-Q.

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